Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ramtron International Corporation:

We consent to the incorporation by reference in this Form S-8 Registration Statement of Ramtron International Corporation of our report dated January 29, 2009, with respect to the consolidated balance sheets of Ramtron International Corporation as of December 31, 2008 and 2007 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2008 annual report on Form 10-K of Ramtron International Corporation.

/s/ Ehrhardt Keefe Steiner & Hottman PC
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Ehrhardt Keefe Steiner & Hottman PC

November 19, 2009
Denver, Colorado